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                                                                    EXHIBIT 99.2

                  2ND STORY of Focus printed in FULL format.

                 Copyright 1999 PR Newswire Association, Inc.
                                  PR Newswire

                March 9, 1999, Tuesday   - 07:56, Eastern Time

SECTION:  Financial News

DISTRIBUTION:  TO BUSINESS EDITOR

LENGTH:  678 words

HEADLINE: The IT Group, Inc. Agrees to Acquire ICF Kaiser's Environment and Facilities Management Group;
Substantial Earnings Accretion of $0.20 Per Share on an Annual Basis Driven By Synergies;
Adds $500 Million in Backlog and Private Sector Diversification

DATELINE:  PITTSBURGH, March 9

BODY:
     The IT Group, Inc. (NYSE: ITX) (formerly International Technology Corporation) announced today it has signed a definitive purchase agreement to acquire certain assets of the Environment and Facilities Management Group (EFM) of ICF Kaiser International, Inc., (NYSE: ICF) for $82 million in cash. The purchase price will be reduced by $8 million, representing working capital retained by ICF Kaiser International and is subject to certain other adjustments. The acquisition does not include ICF Kaiser's 50% interest in Kaiser-Hill Company, LLC, which is the management and integration contractor on the Department of Energy's Rocky Flats Environmental Technology Site in Colorado. The acquisition of EFM is subject to certain conditions, including the completion of financing arrangements by The IT Group, and receiving clearances under Hart-Scott-Rodino. The acquisition will be financed from a private placement of senior subordinated notes. Closing is expected in April.

     EFM is a leading provider of environmental and facilities management and technical support services for U.S. Government agencies, particularly the U.S. Departments of Defense (DOD), Energy (DOE), and NASA as well as private sector environmental clients.

     Anthony J. DeLuca, chief executive officer and president of The IT Group, said, "The acquisition of EFM complements our growth and diversification strategy. EFM adds $500 million of strategically important and substantially cost-reimbursable backlog, primarily the Sacramento and Baltimore Total Environmental Restoration Contracts (TERCs) with the U.S. Army Corps of Engineers, as well as major commercial client relationships in diverse industries." Mr. DeLuca went on to say, "Once synergies of $10 million are achieved, the acquisition is anticipated to add $120 million in revenue, $20 million in operating cash flow and $0.20 earnings per share on an annual basis. Earnings per share accretion of $0.10 is expected in 1999."

     "The IT Group's outsourced services business will be enhanced by EFM's 23% interest in the Space Gateway Support joint venture, which provides facilities

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operations and management support for the National Aeronautics and Space
Administration (NASA) and the U.S. Air Force at the Kennedy Space Center, Cape Canaveral, Patrick Air Force Base, Fla., and other sites. This contract has potential value over a 10-year period of $2.2 billion to all partners in the joint venture. We believe the experience gained from the NASA contract will place The IT Group in a stronger position to benefit from the large and emerging outsourcing and privatization market," Mr. DeLuca concluded.

     The IT Group, Inc. is a leading group of diversified services companies, with more than 6,300 employees in more than 80 offices, offering a full range of consulting, facilities management, engineering and construction and remedial services. The IT Group's common stock and depositary shares are traded on the New York Stock Exchange under the symbols ITX and ITXpr, respectively. More information on The IT Group can be found on the Internet at www.theitgroup.com.

     Statements regarding the intentions, beliefs, expectations or predictions of The IT Group and its management, including, but not limited to, those statements denoted by the words "anticipate," "believe," "expect," "should" and similar expressions are forward-looking statements that reflect the current views of The IT Group and its management about future events and are subject to certain risks, uncertainties and assumptions. Actual results could differ materially from those projected in such forward-looking statements as a result of a number of factors, including, but not limited to, competition and pricing pressures, bidding opportunities and success, project results, funding of backlog, the effects of the integration of EFM and other major acquisitions and the achievement of expected synergies therefrom, and industry-wide factors. SOURCE The IT Group, Inc.
     CONTACT: Investors, Richard R. Conte, or Media, William L. Mulvey, 202-682-1147, both of the IT Group, Inc.

LANGUAGE:  ENGLISH

ORIGINAL-LANGUAGE:  The IT Group, Inc.; ICF Kaiser International, Inc.

LOAD-DATE:  March 9, 1999